Exhibit (k)(4)

BUTTONWOOD FIRST ACCESS FUND LTD.

exchange AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of January __, 2026 by and among the holders of the units of limited liability interest in the Series of the Buttonwood funds listed on Schedule A to this Agreement (the “Members”) and Buttonwood First Access Fund Ltd., a Maryland corporation (the “Company”).

RECITALS

A.        The Members are the record and sole beneficial owners of the units of limited liability interest in the Series (each a “Series”) of the Buttonwood private funds (each a “Private Fund”) set forth opposite the respective Members’ names on Schedule A attached to this Agreement (each a “Unit” and collectively, the “Units”).

B.        The Members and the Company desire to effect an exchange of each Member’s Units for the number of shares of the Company’s Common Stock, $0.0001 per share (the “Shares”), derived in accordance with Section 1.2 of this Agreement.

C.        Upon the effectiveness of the exchange of the Units for the Shares (the “Exchange”), the Company shall become the sole record and beneficial owner of the Units and the Members shall become holders of Common Stock of the Company.

AGREEMENT

The parties hereto hereby agree as follows:

1.        Exchange.

1.1        Closing and Exchange. The closing of the exchange of the Units for the Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures. The date the Closing occurs is also referred to herein as the “Closing Date.” Each party agrees to take all action reasonably requested by the Company or otherwise necessary or desirable in furtherance of the exchange of the Units for the Shares effected hereby.

1.2        Number of Shares to be Issued to Members.

1.2.1 The aggregate number of Shares to be issued to all Members that participate in the Exchange shall be 12,000,000 minus the number of Shares to be issued to the holders of the Company’s Series Seed Preferred Stock, determined as follows:

(a)        The number of total Shares to be issued to such holders of the Series Seed Preferred Stock (the “Seed Conversion Shares”) will be equal to $4,000,000 (the conversion preference) divided by the fair market value of a Share of Common Stock as determined in accordance with this Agreement.

(b)        The aggregate number of Shares to be issued to all participating Members (the “Member Exchange Shares”) shall be 12,000,000 minus the number of Seed Conversion Shares.

1.2.2        The number of Shares to be issued to each participating Member shall be equal to the result derived by multiplying the number of Member Exchange Shares by such Member’s pro rata share (such Member’s “Pro Rata Share”).

(a)        A Member’s Pro Rata Share shall be determined by dividing (i) the total fair market value of the Units to be exchanged by such Member by (ii) the aggregate fair market value of all Units to be exchanged by all Members.

(b)        The number of Shares to be issued to each participating Member shall equal the product of multiplying (i) such Member’s Pro Rata Share by (ii) the number of Member Exchange Shares.

The Company shall (i) notify each Member in writing of the number of Shares to be issued to such Member at least five (5) Business Days prior to the proposed Closing Date.

1.3        Deliveries and Actions by the Company. Promptly following the Closing Date:

(a)        The Company shall cause its transfer agent to (i) register the Shares on the Company’s books and records in the respective names of the Members and (ii) send to each Member, a report to detailing the number of Shares being issued to such Member hereunder.

(b)        The Managers of each of the Series shall register the Company as the record and beneficial owner of the exchanged Units.

(c)        The Company and each Member hereby acknowledge and agree that the Shares shall have the rights, preferences and privileges set forth in the Company’s Articles of Incorporation, as amended up to and including the Closing Date (the “Articles”) and the Company’s bylaws (the “Bylaws”), as may be modified by the terms of this Agreement.

(d)        Company and Manager Consents. Effective at, and contingent upon, the Closing, each of the Company and the Manager of each Series of the Private Funds (each a “Manager” and collectively, the “Managers”) hereby consents to the exchange of the Units for the Shares and the transfer of the Units to the Company as contemplated by this Agreement, and waives and relinquishes any obligation of each Member to furnish the respective Private Funds with a statement of the circumstances surrounding the proposed disposition or opinion of counsel, and any notice requirements with respect thereof, of any requirement to have the Member bound by any agreement (to the extent applicable) and any rights of first refusal the Private Funds may have under any agreement under which the Units were originally acquired or the limited liability company agreement of the respective Private Funds or any other transfer restrictions under any other agreement binding on the Private Funds and the Members (the “Transfer Restrictions”). The Exchange shall be effective without further action on behalf of the Company, the Member or the Private Funds.

2.        Representations and Warranties of the Members. Each Member understands that the Company will rely on the accuracy and truth of the Member’s representations and warranties, and the Member hereby consents to such reliance. Without limiting the foregoing, each Member hereby represents and warrants, severally and not jointly, to the Company as follows:

2.1        Title to Units. The Member has valid marketable title to the Units set forth opposite such Member’s name on Schedule A and holds such Units beneficially and of record, free and clear of any pledge, lien, security interest, suit, proceeding, voting trust, proxy, restriction, claim, equitable interest, marital property interest or other encumbrance of any kind or nature whatsoever (collectively, “Encumbrances”) other than the Transfer Restrictions.

2.2        Authority; Binding Effect. The Member has full legal right, power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms. The Member is not obligated to transfer the Units or any interests therein (legal, equitable, economic or other) to any other person or entity. The person(s) executing and delivering this Agreement on behalf of the Member are duly authorized to do so.

2.3        Consent. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, state or local governmental authority or other person on the part of the Member is required in connection with the consummation of the transactions contemplated by this Agreement, except as will be obtained in connection with the consummation of the transactions contemplated by this Agreement.

2.4        No Conflicts. Neither the execution and delivery of this Agreement by the Member, nor the consummation by the Member of the transactions contemplated hereby, will violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, or give any person a right to terminate or receive any payment or other compensation under, any (i) any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which it is bound, or (ii) material order, statute, rule or regulation applicable to the Member, other than, in the case of clause (i) and (ii), any such violation, conflict, breach, default, prohibition, approval or acceleration that would not reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or negatively impact the Units.

2.5        Transfer for Own Account. The Member is exchanging the Units for the Shares for the Member’s own account only and not with a view to, or for sale in connection with, a distribution of the Units or the Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.6        No Broker-Dealer. The Member has not effected this transfer of the Units by or through a broker-dealer in any public offering.

2.7        No Public Market. While it is the intention of the Company to register the Shares for resale under the Securities Act and to list the Shares for trading on a nationally recognized stock exchange, the Member understands that no public market now exists for the Shares and that the Company has made no assurances that a public market will ever exist for the Shares. Even if a public market develops for the Shares, there can be no assurance that the Member will be able to liquidate its position in the Shares at a profit or at all or that the proceeds of any such liquidation would exceed the value of the Units that are exchanged. After the issuance and delivery of the Shares, their value may be less than, greater than or equal to their value on the date of issuance.

2.8        Legends. The Member understands that the Shares and any securities issued in respect of or exchange therefor, may be notated with one or all of the following legends, including, but not limited to:

(a)        “THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A LEAKOUT PROVISION THAT RESTRICTS THE NUMBER OF SHARES THAT MAY BE SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, DURING CERTAIN PERIODS FOLLOWING THE DATE THAT THE SHARES FIRST TRADE ON ANY NATIONAL STOCK EXCHANGE.”

(b)        Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

2.9        Accredited Investor; Sophistication and Experience. The Member (i) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) has sufficient knowledge, sophistication and experience to enable the Member, either individually or together with its legal, financial and tax advisers its “Representatives”), to understand the nature of and risks attendant to an investment in the Shares. Each Member acknowledges that the Company has advised such Member to consult with its Representatives to consider the legal, financial and tax implications of the Exchange and the transactions contemplated by this Agreement.

2.10        No General Solicitation. Neither the Member, nor any of its officers, directors, employees, agents, stockholders, members or partners has either directly or indirectly, including, through a broker or finder (i) engaged in or received any general solicitation in connection with the offer and sale of the Shares, or (ii) published or received any advertisement in connection with the offer and sale of the Shares under this Agreement.

2.11        Residence or Place of Business. The residence or principal office of the Member is accurately set forth on Schedule A.

2.12        Legal and Tax Consequences. Each Member has been informed that (i) the Company has encouraged such Member to seek legal and tax advice from such Member’s own attorneys and advisors who can take such Member’s individual concerns and circumstances into consideration; and (ii) each Member (and not the Company) is responsible for any tax liability of Member that may arise as a result of the Exchange or the ownership of Shares. Each Member has either obtained such legal and tax advice or freely chosen not to do so. Neither the Company, nor any officer, director, employee, agent or affiliate thereof, has made any representations or warranties to the Members, other than, solely in regards to the Company, the representations set forth in this Agreement. Neither the Company, nor any officer, director, employee, agent or affiliate thereof, has made any representations or warranties to the Members with respect to the tax treatment of the transactions contemplated in this Agreement, and the Members are in no manner relying on the Company or their respective representatives for an assessment of such tax treatment.

3.        Representations and Warranties of the Company.

3.1        Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue the Shares, to perform the provisions of this Agreement and, subject to the effectiveness of the Company’s registration statement and its stock exchange listing agreement, to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2        Authorization; Binding Effect. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares pursuant to this Agreement has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies. The issuance of the Shares is not and will not be subject to any preemptive rights or rights of refusal, secondary refusal or co-sale or otherwise that have not been properly waived or complied with prior to the date hereof.

3.3        Capitalization. The authorized capital stock of Company consists of 200,000,300 shares of which (i) 197,000,000 are designated as Common Stock, of which no shares are issued as of the date of this Agreement, (ii) 3,000,000 shares of Founder Preferred Stock of which, as of the date of this Agreement 3,000,000 are issued and outstanding and (iii) 300 shares of Series Seed Preferred Stock of which as of the date of this Agreement 200 shares are issued and outstanding. Upon the consummation of the Exchange at the Closing, the Founder Preferred Stock and Series Seed Preferred Stock will automatically be converted into shares of Common Stock and the resulting capitalization of the Company shall be as set forth on Schedule B to this Agreement.

4.        Restrictive Legends and Stop-Transfer Orders. Unless otherwise agreed by the Company, the Member understands and agrees that the Company will place on the Shares the legends set forth in Section 2.9.

5.        Survival of Warranties. The representations and warranties and covenants and agreements of the Company and the Members contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Exchange and the transactions contemplated hereby and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the party making an indemnification claim with respect thereto.

6.        Conditions to Closing. The obligations of each Party to effect the Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by the Company of each of the following conditions:

6.1        Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2        No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Exchange shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which prohibits, retrains or has the effect of making the consummation of the Exchange illegal.

6.3        Stockholder Approval. The Company shall have obtained the affirmative vote at a meeting of a majority of its currently outstanding capital stock entitled to vote or unanimous written consent of all Company stockholders in lieu of a meeting, of holders of shares entitled to vote, approving the Exchange and the terms of this Agreement.

6.4        NYSE / Nasdaq] Listing.  The Company shall have obtained the approval of the listing of the Company’s Common Stock on The New York Stock Exchange or Nasdaq (subject to official notice of issuance).

6.5        Amended and Restated Certificate of Incorporation. The Company’s Articles of Amendment and Restatement must be filed with and accepted by the Maryland State Department of Assessments and Taxation.

6.6        Suitability for Public Trading. The Advisor shall have concluded that the number and types of Units submitted for exchange constitute sufficient size and quality and that the state of the public markets are such that the Advisor believes that the Fund is a viable candidate for public trading.

7.        Registration Rights.

7.1        If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the holders of Shares issued pursuant to this Agreement (such stockholders that have received Shares pursuant to this Agreement being referred to herein as the “Exchange Holders”)) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Exchange Holder notice of such registration. Upon the request of each Exchange Holder given within twenty (20) days after such notice is given by the Company, the Company shall cause to be registered all of the Shares that each such Exchange Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 7.1 before the effective date of such registration, whether or not any Exchange Holder has elected to include Shares in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 7.3.

7.2        “Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive, stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

7.3        “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Shares, and fees and disbursements , not to exceed $30,000 in the aggregate, of one counsel, representing all Exchange Holders, which shall be borne and paid by the Company.

7.4         “Leakout” Agreement. Following their issuance, the Share may only be resold or otherwise transferred by their holders according to the following schedule, absent prior written consent by the Company:

•	25% of such Holder’s Shares may be resold on the first day that the Shares trade on a national exchange (the “First Trading Day”)

•	An additional 25% of such Holder’s Shares may be resold on the earlier to occur of (i) the 60th day following the First Trading Day or (ii) as soon as practicable following the 5th consecutive trading day upon which the closing price of the Shares is at least 2x the closing price on the First Trading Day

•	An additional 25% of such Holder’s Shares may be resold on the earlier to occur of (i) the 120th day following the First Trading Day or (ii) as soon as practicable following the 5th consecutive trading day upon which the closing price of the Shares is at least 3x the closing price on the First Trading Day

•	An additional 25% such Holder’s Shares may be resold on the earlier to occur of (i) the 180th day following the First Trading Day or (ii) as soon as practicable following the 5th consecutive trading day upon which the Shares trade at a price per Share of at least 4x the closing price on the First Trading Day

•	In addition, in the event any Portfolio Company publicly announces that (i) its Portfolio Company Securities will be listed for trading on a national exchange on or around a certain date or (ii) makes a public announcement that it has entered into a definitive agreement to be acquired, 50% of any remaining Shares owned by you and subject to the leakout will be released as soon as practicable after such announcement, and the remaining 50% of any leakout shares owned by you will be released as soon as practicable following the first day of such trading or the closing date of the company sale, as applicable.

For purposes of this Section 7.4, these restrictions apply to any outright sale or transfer as well as indirect transfers. Accordingly, while any Shares held by such Holder are subject to the restrictions on transfer, such Holder may not (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock, held immediately before the effective date of the registration statement for such offering; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 7.4 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. For purposes of this Section 7.4, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. Any discretionary waiver or termination of the restrictions of any or all such agreements by the Company or the underwriters shall apply pro rata to all Exchange Holders subject to such agreements, based on the number of shares subject to such agreements. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 7.4 and to impose stop transfer instructions with respect to such shares until the end of such period. The underwriters, if any, in connection with such registration are intended third-party beneficiaries of this Section 7.4 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Exchange Holder further agrees to execute such agreements as may be reasonably requested by the Company or any underwriter in connection with such registration that are consistent with this Section 7.4 or that are necessary to give further effect thereto.

8.        General Provisions.

8.1        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)        by either the Members (acting by affirmative vote of Members holding 80% or more of the combined equity value of the Units) or the Company if the Closing shall not have occurred by 5:00 p.m. Eastern Time on December 21, 2026 (the “Closing Deadline”); provided, however, that in the event the Closing has not occurred by such date and time, the parties will consult in good faith to determine whether to extend the term of this Agreement and the Closing Deadline may be extended by the Company and Members holding such number and Series of Units that, in the aggregate, would be entitled to receive at least 5,850,001 Shares; provided, further, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date and time;

(b)        by either the Members (acting by affirmative vote of Members holding 80% or more of the combined equity value of the Units) or the Company in the event that any United States or other governmental, regulatory or judicial authorities (collectively, “Governmental Entities”) shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(c)        by the mutual written consent of the Members (acting by affirmative vote of Members holding 80% or more of the combined equity value of the Units) and the Company.

In the event of termination of this Agreement as provided in this Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement.

8.2        Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Member may assign its rights or delegate its obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights under this Agreement to any affiliate of the Company to the extent permitted by law.

8.3        Governing Law; Waiver of Jury Trial.

(a)        This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Maryland, without giving effect to principles of conflicts of law. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state and federal courts located in Baltimore County, Maryland.

(b)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBYAND HAS BEEN ADVISED BY ITS LEGAL COUNSEL AS TO THE RAMIFICATIONS OF SUCH WAIVER.

8.4        Expenses. Except as expressly stated in this Agreement, each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

8.5        Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax or e-mail (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice, and if to the Company, with a copy to Rimon P.C. 400 Madison Ave., Suite 11D, New York, NY 10017, Attention: Martin W. Enright, email: martin.enright@rimonlaw.com.

8.6        Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.7        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.8        Entire Agreement; No Assignment. This Agreement and the agreements and documents referred to herein, together with all the schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. No Member may assign its rights or delegate its obligations under this Agreement without the prior, written consent of the Company.

8.9        Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed amended to achieve an effect that is as near as possible to that provided by the original provision and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected and this Agreement shall be enforceable in accordance with its terms.

8.11        Amendment and Waivers. Any term of this Agreement as it applies to the Company or any Member may be amended, terminated or waived only with the written consent of (a) the Company, and (b) the applicable Member.

8.12        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.13        No Finder’s Fees. Each party represents that it neither is nor will be obligated for any brokerage or finder’s fee or agent’s commission or similar charge in connection with this Agreement and the transactions contemplated thereby. The Member agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company must pay to the extent the liability is attributable to any inaccuracy or breach of the representation made by the Member herein. The Company agrees to indemnify and hold harmless the Member, and their respective officers, employees, and representatives from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Member, or any of their respective officers, employees or representatives must pay to the extent that the liability is attributable to any inaccuracy or breach of the representation made by the Company herein.

8.14        Specific Performance. Unless this Agreement has been terminated, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause one or more of the other parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to the recovery of money damages, and the parties hereto hereby irrevocably submit to the sole and exclusive jurisdiction of the [courts of the State of Maryland or, any federal court, in either case sitting in the City of Baltimore, State of Maryland, with regard to any such action or proceeding relating to this Agreement.

[Remainder of Page Intentionally Left Blank]

The parties have executed this Exchange Agreement as of the date first written above.

COMPANY:

BUTTONWOOD FIRST ACCESS FUND LTD.

By:
Name:	Joseph A. Alagna Jr.
Title:	Chairman and CEO

The parties have executed this Exchange Agreement as of the date first written above.

MEMBER (INDIVIDUAL):

Please Sign

Print Name

If Joint Ownership, joint owner to sign:

Please Sign

Print Name

The parties have executed this Exchange Agreement as of the date first written above.

MEMBER (ENTITY):

Name of Entity

By:
Please Sign

Name of Signatory

Title

The parties have executed this Exchange Agreement as of the date first written above.

Solely for purposes of Section 1.2(e) and 1.3:

BUTTONWOOD TITAN MANAGEMENT LLC

By:
Name:	Stephan A. Stein
Title:	Manager

BUTTONWOOD SELECT OPPORTUNITIES MANAGEMENT ASSOCIATES LLC

By:
Name:	Stephan A. Stein
Title:	Manager

Schedule A

Schedule B